EX-99.j

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Macquarie ETF Trust of our reports dated May 30, 2025, relating to the financial statements and financial highlights of Macquarie Global Listed Infrastructure ETF, Macquarie Energy Transition ETF, Macquarie Tax-Free USA Short Term ETF, Macquarie Focused Large Growth ETF, Macquarie Focused Emerging Markets Equity ETF and Macquarie National High-Yield Municipal Bond ETF, which appear in Macquarie ETF Trust’s Certified Shareholder Report on Form N-CSR for the year ended March 31, 2025. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm”, “Financial Highlights” and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
July 29, 2025